Exhibit 99.1

SCVX Corp. Announces Pricing of $200 Million Initial Public Offering

NEW YORK, Jan. 23, 2020 /PRNewswire/ -- SCVX Corp. (the “Company”) announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “SCVX.U” beginning on January 24, 2020. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the NYSE under the symbols “SCVX” and “SCVX WS,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses in the cybersecurity industry globally with enterprise valuations in the range of $600 million to $1.5 billion. The Company is led by Hank Thomas of Strategic Cyber Ventures and Michael Doniger in partnership with Hudson Bay.

Credit Suisse is acting as sole book-running manager. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Credit Suisse, Attn: Prospectus Department, Eleven Madison Avenue, 3rd Floor, New York, NY 10010, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 23, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors

SCVX Corp.

Chris Ahern, chris.ahern@scvgroup.com

(202) 733-4719

Media

Lumina Communications

Michael Gallo, SCVX@Luminapr.com

(212) 239-8594